Exhibit 4.2

[FORM OF NOTE]

THIS SECURITY IS A BOOK-ENTRY SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE OF A DEPOSITORY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE, AND NO TRANSFER OF THIS SECURITY (OTHER THAN A TRANSFER OF THIS SECURITY AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO THE DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY) MAY BE REGISTERED EXCEPT IN SUCH LIMITED CIRCUMSTANCES.

CAMPBELL SOUP COMPANY

3.300% SENIOR NOTES DUE 2025

No. R-1	U.S.$300,000,000
CUSIP No. 134429 BA6
ISIN No. US134429BA64

CAMPBELL SOUP COMPANY, a corporation duly organized and existing under the laws of New Jersey (herein called the “Company”, which term includes any successor Person under the Indenture referred to on the reverse hereof), for value received, hereby promises to pay to Cede & Co. or registered assigns, the principal sum of THREE HUNDRED MILLION U.S. DOLLARS (U.S.$300,000,000) on March 19, 2025 and to pay interest thereon from March 19, 2015, or from the most recent Interest Payment Date to which interest has been paid or duly provided for as set forth in the Indenture, semi-annually in arrears on March 19 and September 19 in each year (each an “Interest Payment Date”), commencing on September 19, 2015 at the rate of 3.300% per annum, until the principal hereof is paid or made available for payment as set forth in the Indenture. The interest so payable, and punctually paid or duly provided for as set forth in the Indenture, on any Interest Payment Date will, as provided in such Indenture, be paid to the Holder in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the March 1 or September 1 (whether or not a Business Day) preceding such Interest Payment Date.

Except as otherwise provided in the Indenture, any such interest not so punctually paid or duly provided for as set forth in the Indenture will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

Payment of principal of (and premium, if any) and interest on this Security may be made at the office or agency of the Company maintained for that purpose in New York, New York.

At any time and from time to time prior to December 19, 2024, the Securities of this series shall be redeemable, in whole or in part, at the Company’s option, at a Redemption Price equal to the greater of (i) 100% of the principal amount of such Securities, or (ii) as determined by a Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest thereon (not including any portion of such payments of interest accrued as of the Redemption Date), calculated as if the maturity date of the Securities were December 19, 2024, and discounted to the Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate plus 20 basis points; plus accrued and unpaid interest on such Securities to, but excluding, the Redemption Date.

The Securities will be redeemable in whole or in part, at the Company’s option, at any time and from time to time on or after December 19, 2024, at a Redemption Price equal to 100% of the principal amount of the Securities being redeemed, plus accrued and unpaid interest to, but excluding, the Redemption Date.

Notice of any such redemption shall be given by mail to Holders of the Securities to be redeemed, not less than 30 days nor more than 60 days prior to the Redemption Date, all as provided in the Indenture.

On and after the Redemption Date for the Securities or any portion thereof called for redemption, as applicable, interest shall cease to accrue on such Securities or any portion thereof called for redemption, unless the Company defaults in the payment of the Redemption Price and accrued interest, if any. On or before the Redemption Date for such Securities or any portion thereof called for redemption, the Company shall deposit with the Trustee or a Paying Agent, funds sufficient to pay the Redemption Price of such Securities to be redeemed on the Redemption Date, and (except if the Redemption Date shall be an Interest Payment Date) accrued interest, if any.

If less than all of the Securities of this series are to be redeemed, the Depository shall select the Securities to be redeemed in accordance with its operational arrangements. If the Securities are not Global Notes held by the Depository, the Securities to be redeemed shall be selected by the Trustee by such method as the Trustee deems fair and appropriate; provided, however, that in no event shall Securities of a principal amount of $2,000 or less be redeemed in part.

“Adjusted Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

“Comparable Treasury Issue” means the United States Treasury security selected by a Quotation Agent as having a maturity comparable to the remaining term of the Securities to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such Securities.

“Comparable Treasury Price” means, with respect to any Redemption Date, (1) the average of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (2) if the Company obtains fewer than three such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Quotation Agent” means the Reference Treasury Dealer appointed by the Company.

“Reference Treasury Dealer” means (1) Citigroup Global Markets Inc., Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors; provided, however, that if any of the foregoing shall cease to be a primary U.S. Government securities dealer in the State of New York or the State of Connecticut (a “Primary Treasury Dealer”), the Company shall substitute therefor another Primary Treasury Dealer; and (2) any other Primary Treasury Dealer selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 5:00 p.m. on the third New York Business Day preceding such Redemption Date.

Upon the occurrence of a Change of Control Triggering Event with respect to the Securities of this series, unless the Company has exercised its right to redeem all of the Securities of this series as described above, each Holder of such Securities will have the right to require the Company to purchase all or a portion of such Holder’s Securities pursuant to the offer described below (the “Change of Control Offer”), at a purchase price in cash (the “Change of Control Payment”) equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, provided that any payment of interest becoming due on or prior to the Change of Control Payment Date shall be payable to the Holders of such Securities registered as such on the relevant Regular Record Date.

Within 30 days following the date upon which the Change of Control Triggering Event occurs, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company will be required to send, by first class mail, a notice to each Holder of such Securities, with a copy to the Trustee, which notice will govern the terms of the Change of Control Offer and describe the Change of Control Triggering Event. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control

Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

Upon the Change of Control Payment Date, the Company will, to the extent lawful:

(i)	accept for payment all Securities of this series or portions of such Securities properly tendered and not withdrawn pursuant to the Change of Control Offer;

(ii)	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all such Securities or portions of such Securities properly tendered; and

(iii)	deliver, or cause to be delivered, to the Trustee the Securities of this series properly accepted together with an Officers’ Certificate, stating the aggregate principal amount of such Securities or portions of such Securities being purchased.

The Company will not be required to make a Change of Control Offer if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all Securities or portions thereof properly tendered and not withdrawn under its offer.

“Change of Control” means the occurrence of any of the following:

(1) the sale, conveyance, transfer or lease of the Company’s properties and assets substantially as an entirety (other than by way of merger or consolidation) to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of its Subsidiaries;

(2) the first day on which a majority of the members of the Company’s Board of Directors are not Continuing Directors; or

(3) the consummation of any transaction or series of related transactions (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act), other than the Company or one of its Subsidiaries, becomes the beneficial owner, directly or indirectly, of more than 50% of the then outstanding shares of the Company’s Voting Stock, measured by voting power rather than number of shares;

provided, that the consummation of any such transaction will not be considered to be a Change of Control if (a) the Company becomes a direct or indirect wholly-owned Subsidiary of a holding company and (b) immediately following such transaction, (x) the direct or indirect holders of the Voting Stock of the holding company are substantially the same as the holders of the Company’s Voting Stock immediately prior to such transaction or (y) no “person” (as that term is used in Section 13(d)(3) of the Exchange Act) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means (1) the ratings on the Securities of this series are downgraded by each of the Ratings Agencies during the 60-day period (the “Trigger Period”) commencing on the earlier of (i) the occurrence of a Change of Control or (ii) the first public announcement of the occurrence of a Change of Control or the Company’s intention to effect a Change of Control (which Trigger Period will be extended so long as the ratings on the Securities of this series are under publicly announced consideration for possible downgrade by any of the Ratings Agencies) and (2) the Securities of this series are rated below an Investment Grade rating by each of the Ratings Agencies on any date during the Trigger Period; provided that a Change of Control Triggering Event will not be deemed to have occurred in respect of a particular Change of Control if each Ratings Agency does not publicly announce or confirm or inform the Trustee in writing at the Company’s request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of the Change of Control Triggering Event). Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Directors” means, as of any date of determination, any member of the Company’s Board of Directors who (1) was a member of such Board of Directors on March 19, 2015; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination or election (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director).

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s), a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), or an equivalent Investment Grade rating from any replacement Ratings Agency appointed by the Company.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Ratings Agency” means each of Moody’s and S&P; provided, that if either of Moody’s or S&P ceases to rate the Securities of this series or fails to make a rating of the Securities of this series publicly available for reasons outside of the Company’s control, the Company may appoint a replacement for such Ratings Agency that is a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) of the Exchange Act with respect to the Securities of this series.

“S&P” means Standard & Poor’s Ratings Services and its successors.

The Company will comply with the applicable requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the offer to purchase the Securities of this series as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Offer provisions of the Securities of this series, the Company will comply with those securities laws and regulations and will not be deemed to have breached the Company’s obligations under the Change of Control Offer provisions of the Securities of this series by virtue of any such conflict.

Unless the Company Defaults in the Change of Control Payment, on and after the Change of Control Payment Date, interest will cease to accrue on the Securities of this series or portions of the Securities of this series tendered for purchase pursuant to the Change of Control Offer.

The Company’s failure to offer to purchase all outstanding Securities of this series as and when required by the terms hereof or to purchase all validly tendered Securities as and when required by the terms hereof will constitute an additional Event of Default with respect to such Securities under Section 5.01(g) of the Indenture.

Reference is hereby made to the further provisions of this Security set forth on the reverse side hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof, directly or through an Authenticating Agent, by manual signature of an authorized signatory, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: March 19, 2015

CAMPBELL SOUP COMPANY

By:
Name:
Title:

By:
Name:
Title:

[seal]

Attest:

Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated herein referred to in the within mentioned Indenture.

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:
Authorized Signatory

[REVERSE OF SECURITY]

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an indenture, dated as of March 19, 2015 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, a national banking association, as trustee (the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof.

The Securities of this series are subject to optional redemption, as further described in the Indenture and on the face hereof. There is no mandatory redemption applicable to the Securities of this series.

The Securities of this series are not entitled to the benefit of, or subject to, any sinking fund.

If an Event of Default with respect to Securities of this series shall occur and be continuing, the principal of the Securities of this series may be declared due and payable in the manner and with the effect provided in the Indenture. Upon payment (i) of the amount of principal so declared due and payable and (ii) of interest on any overdue principal and overdue interest (in each case to the extent that the payment of such interest shall be legally enforceable), all of the Company’s obligations in respect of the payment of the principal of and interest, if any, on the Securities of this series shall terminate.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the Company and the Trustee, with, except in specified cases, the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture also contains provisions permitting the Holders of specified percentages in principal amount of the Securities of each series at the time Outstanding (with each series voting as a separate class in certain cases specified in the Indenture, or with all series voting as one class, in certain other cases specified in the Indenture), on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notification of such consent or waiver is made upon this Security.

As set forth in, and subject to, the provisions of the Indenture, no Holder of any Security of this series will have any right to institute any proceeding with respect to the

Indenture or for any remedy thereunder, unless such Holder shall have previously given to the Trustee written notice of a continuing Event of Default with respect to this series, the Holders of not less than 25% in principal amount of the Outstanding Securities of this series shall have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and the Trustee shall not have received from the Holders of a majority in principal amount of the Outstanding Securities of this series a direction inconsistent with such request and shall have failed to institute such proceedings within 60 days; provided, however, that such limitations do not apply to a suit instituted by the Holder hereof for the enforcement of payment of the principal of (and premium, if any) or interest on this Security on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of (and premium, if any) and interest on this Security at the times, places and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of (and premium, if any) and interest on such Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form, without coupons, in denominations of $2,000 and any integral multiple of $1,000 in excess of $2,000. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security is overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Indenture and the Securities shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws provisions thereof.

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All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

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